                                                                       EXHIBIT 1

                     CANADA MORTGAGE AND HOUSING CORPORATION


Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On June 9, 2004 the noon buying rate in New
York City payable in Canadian dollars ("$"), as reported by the Federal Reserve Bank of New York, was $1.3541 = 1 United States dollars ("U.S.$").

                     CANADA MORTGAGE AND HOUSING CORPORATION

                               GENERAL INFORMATION

AGENCY AND CROWN CORPORATION STATUS

     Canada Mortgage and Housing Corporation ("CMHC") is an agent of Her Majesty in right of Canada by virtue of the Canada Mortgage and Housing Corporation Act (the "CMHC Act") and is a Crown corporation wholly-owned by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including use of commercial principles and practices for achieving public policy objectives. CMHC is accountable for its affairs to Parliament through the Cabinet Minister designated for CMHC.

     All assets and liabilities of agent Crown corporations like CMHC are assets and liabilities of Canada. Accordingly, as an agent of Her Majesty, the payment of principal of and any interest or premium on all securities issued by CMHC carries the full faith and credit of Canada and all such securities constitute direct unconditional obligations of and by Canada. Payment of the principal of, and interest, if any, on securities issued by CMHC constitute a charge on and are payable out of the Consolidated Revenue Fund of Canada (the "CRF"). The CRF is the aggregate of all public moneys, such as tax revenues, which are on deposit at the credit of the Receiver General for Canada, the public officer who receives or collects public moneys for and on behalf of Canada.

ROLE

     The principal role of CMHC is the administration of the National Housing Act (the "NHA"). CMHC achieves its mandate through the following four business pillars: insurance and securitization, assisted housing, research and information transfer, and international activities. They are designed to: (i) improve housing choice and affordability for Canadians; (ii) improve housing and living conditions for Canadians; (iii) support market competitiveness, job creation and housing sector well-being; and (iv) enable CMHC to remain a progressive and responsive agent of the Government of Canada.

INSURANCE AND SECURITIZATION

     To facilitate access to affordable housing finance options, CMHC provides mortgage loan insurance to approved lenders, thus giving lenders the security of offering mortgages at the lowest possible rates. Borrowers benefit by being able to buy a home with as little as 5 per cent down. CMHC also guarantees the timely payment of principal of and interest on Canada Mortgage Bonds issued by Canada Housing Trust and NHA Mortgage-Backed Securities issued by financial institutions in Canada, thus increasing the supply of low-cost mortgage funds through secondary mortgage markets.

ASSISTED HOUSING

     As Canada's national housing agency, CMHC ensures that federal housing subsidies address national housing objectives. CMHC also supports Aboriginal housing needs through on-reserve assistance and capacity development. Through long-standing partnerships, the Corporation provides funding to support Canada's existing social housing stock, and funds new commitments under the Affordable Housing Program Agreements. CMHC helps lower the cost of social housing by providing loans at attractive interest rates, and facilitates affordable housing creation through public-private partnerships.

RESEARCH AND INFORMATION TRANSFER

     CMHC is the key Canadian source of reliable and objective information on national and regional housing issues and international housing markets. The Corporation undertakes research in core theme areas and promotes the uptake of research results through product development and dissemination, education and the provision of advice and information. CMHC's Market Analysis Centre (MAC) supports the housing market by providing timely analysis and forecasts of economic, housing, and mortgage market trends and conditions.

INTERNATIONAL ACTIVITIES

     CMHC promotes exports and international business for Canada's housing industry by working to increase the recognition and acceptance of Canada's housing products, services and expertise in priority markets around the world. CMHC acts in a consulting capacity to assist other countries in the establishment of housing finance and other systems required to improve their housing sectors. The Corporation also receives foreign delegations interested in housing and represents Canada internationally on housing and human settlements issues.

HISTORY
-------

     CMHC, the national housing agency of the Government of Canada, was established in 1946 to promote the construction of new houses, the repair and modernization of existing houses, and the improvement of housing and living conditions. CMHC advises the Government of Canada in housing and related matters and administers national housing policies and programs.

     CMHC began in 1946 as a provider of mortgage money, directly and indirectly. It helped borrowers with limited means obtain housing finance at more favourable terms and conditions. Beneficiaries included buyers of modest homes and providers of low-income housing.

     In 1954, CMHC introduced insured mortgage financing, which brought banks and other financial institutions into the mortgage market. In Canada, mortgage loan insurance provided by CMHC or by the private sector is mandatory for most lenders if the ratio of loan to lending value is over 75 per cent. CMHC-insured financing is now a key element in Canada's system of housing finance. It ensures that borrowers everywhere have access to mortgages with low downpayment requirements and competitive interest rates. Mortgage securitization, which often involves CMHC timely-payment guarantee, is another key element. Prior to introducing mortgage securitization in 1987, CMHC's role in the secondary mortgage market involved buying and selling NHA-insured mortgages.

     The need to house the post-war baby boom generation in the 1960s and 1970s brought CMHC into several new areas. In collaboration with the provinces, the municipal sector and non-profit organizations, CMHC was behind the creation of a stock of social housing. CMHC also invested in housing rehabilitation, inner-city revitalization, urban land assembly, community infrastructure and energy-efficient housing. A sizeable amount of resources was devoted to assisting first-time buyers and assisting the industry to produce affordable rental housing.

     Increased collaboration with the provinces and increased targeting of assistance began in the mid-1980s. Today, CMHC partners with the provinces in helping those who are most in need. In 1992, CMHC began direct financing and refinancing of social housing projects previously financed by the private sector. CMHC raises funds in the capital markets at rates commensurate with its Crown corporation status for social housing loans at break-even rates, there-by reducing the cost of housing assistance. CMHC also facilitates production of affordable housing without ongoing subsidies through public-private housing partnerships.

     CMHC's current priorities include stimulating affordable housing supply and preserving the existing housing stock. CMHC now uses its commercial flexibility and tools in mortgage insurance and securitization to further housing affordability and choices and to increase competition and efficiency in the housing finance system.

     CMHC promotes good housing and living conditions and supports the housing sector by being a major source of reliable and objective housing information. CMHC's activities in research, market analysis, and information dissemination cover the technical, economic and social aspects of housing. In collaboration with partners from the public, private and volunteer sectors, CMHC identifies priority issues, causes the work to be undertaken, and ensures that the results are widely shared.

     CMHC's national office is located at 700 Montreal Road, Ottawa, Ontario, K1A 0P7 (telephone: 613-748-2000). During 2003, CMHC consumed 1,799 staff years at its national office in Ottawa and its five regional business centres and several local offices across the country.

                       FINANCIAL HIGHLIGHTS OF OPERATIONS

     Financial highlights for the Corporation's main activities, Lending Activity, Insurance and Securitization and Housing Programs are provided below.

LENDING ACTIVITY

     CMHC makes loans and investments in housing programs under various provisions of the NHA. Total loans and investments in housing programs at December 31, 2003 were $14.1 billion. Funding is provided by borrowings from capital markets and the Government of Canada.

     As at December 31, 2003, CMHC had outstanding borrowings from the Government of Canada in the amount of $5.2 billion, and from the capital markets in the amount of $10.2 billion.

INSURANCE AND SECURITIZATION

     The Corporation provides insurance against borrower default on residential mortgages and guarantees the timely payment of principal and interest for investors in securities issued on the basis of housing loans.

     Insurance
     ---------

     Total loan insurance in force as at December 31, 2003 was approximately $230 billion. Revenues from premiums and fees increased by $118 million to $915 million in 2003. Net claims expense during 2003 was 35 per cent higher than during 2002.

     Securitization
     --------------

     On behalf of the Government of Canada, CMHC ensures that there is a steady source of readily available funds for Canadian borrowers by providing a timely payment guarantee on Canada Mortgage Bonds (CMB) and NHA Mortgage-Backed Securities (NHA MBS). As at December 31, 2003, there were approximately $60 billion of guarantees in force of which $25 billion was attributable to guarantees related to NHA MBS and $35 billion related to CMB. Revenues from guarantee and application fees increased by $7 million to $32 million in 2003.

HOUSING PROGRAMS

     The Government of Canada reimburses CMHC for payments made under the federal government's assisted housing programs and payments made in support of research and information transfer and international activities. The Government also reimburses CMHC for operating expenses related to housing programs. Payments in 2003 were $2.1 billion.

                        CONTROLS AND FINANCING AUTHORITY

BOARD OF DIRECTORS

     CMHC's Board of Directors is responsible for managing the affairs of CMHC and the conduct of its business.

     There are three Board Committees: the Corporate Governance Committee, the Audit Committee, and the Human Resources Committee. The Board of Directors and Principal Officers of CMHC are listed following this narrative.

LEGISLATION

     CMHC's authorities, roles and responsibilities are defined in the Canada Mortgage and Housing Corporation Act ("CMHC Act"), the National Housing Act ("NHA"), and the Financial Administration Act ("FAA").

CANADA MORTGAGE AND HOUSING CORPORATION ACT

     CMHC is incorporated pursuant to the CMHC Act. The CMHC Act establishes CMHC as an agent of Her Majesty in right of Canada. The CMHC Act delineates the constitution as well as the general powers of CMHC. These provisions set forth the requirements for the appointment of CMHC's Board of Directors and officers as well as the roles of the Board and the President. The borrowing powers of CMHC, as well as the statutory limits on CMHC's borrowing in the capital markets, are also set forth in the CMHC Act. CMHC's borrowing limits may also be increased through an Act of Parliament.

NATIONAL HOUSING ACT

     CMHC's principal role is the administration of the NHA. CMHC's mandate as described in the NHA is to promote: housing construction, repair and modernization; housing affordability and choice; improvements to overall living conditions; the availability of low-cost financing; and, the national well-being of the housing sector.

FINANCIAL ADMINISTRATION ACT

     The basic system of financial and budgetary controls for federal government departments and Crown corporations is established under the FAA. CMHC is governed by the CMHC Act and by general provisions of the FAA in respect of management, books of account, records, auditing and reporting. Under the FAA, the Governor-in-Council may give directives to Crown corporations when it is in the public interest to do so, with such directives being implemented promptly and efficiently.

     Under the FAA, CMHC must annually submit a five-year corporate plan (the "Corporate Plan") to the Minister Responsible for CMHC, the Minister of Environment and Treasury Board for approval by the Governor-in-Council. Following approval, a summary is tabled in Parliament by the Minister Responsible for CMHC, after which time the summary becomes a public document. The Corporate Plan sets forth information according to the businesses and activities of CMHC for the next five years and includes annual Operating and Capital Budgets for the financial operations of CMHC.

     The FAA also requires that CMHC's annual financial statements be prepared in accordance with generally accepted accounting principles in Canada and that an annual auditor's report be prepared in respect of CMHC's financial statements. The auditor's report is addressed to the Minister Responsible for CMHC, through whom CMHC is ultimately accountable to Parliament. An annual report on CMHC's operations for the past year, including the annual financial statements and auditor's report, must be submitted to the Minister Responsible for CMHC for presentation to Parliament.

                             INDEBTEDNESS AND EQUITY

     The following table shows the indebtedness and equity of CMHC's business as at December 31, 2003.

                                                        (in millions of dollars)
                                                        ------------------------
Short-term indebtedness (1):
    Government of Canada..............................           $     0
    Capital Market....................................               673
                                                                 -------
                                                                     673

Current portion of long-term indebtedness (2):
    Government of Canada..............................               187
    Capital Market....................................             2,346
                                                                 -------
                                                                   2,533

Long-term indebtedness(2):
    Government of Canada..............................             5,045
    Capital Market....................................             7,174
                                                                 -------
                                                                  12,219

Equity of Canada
    Capital Authorized and Fully Paid.................                25
    Retained Earnings (3).............................             2,451
                                                                 -------
                                                                   2,476


 Total.................................................          $17,901
                                                                 =======


     1. CMHC had uncommitted bank lines of credit of $550 million at December 31, 2003.

     2. Long-term indebtedness to Government of Canada, due 2004-2038, bears fixed interest rates from 3.00 per cent to 17.96 per cent, with a weighted average interest rate of 9.06 per cent. Capital market long-term borrowings of $9.5 billion due 2004-2013 were issued at fixed coupon rates of 4.30 per cent to 6.70 per cent with a weighted average coupon rate of 5.35 per cent.

     3. Of the total retained earnings, $123 million is unappropriated, $2,237 million is appropriated for Capitalization and $91 million relates to the Reserve Fund. The Reserve Fund is limited to $100 million.

          CANADA MORTGAGE AND HOUSING CORPORATION FINANCIAL HIGHLIGHTS

     The following information has been derived from the Financial Statements of CMHC. Management has presented the Financial Statements in accordance with generally accepted accounting principles in Canada. These principles may differ in some respects from generally accepted accounting principles in the United States. The following information should be read in conjunction with the Financial Statements and the Notes to the Financial Statements included elsewhere herein.

     The following financial review provides a historical summary of the financial results for 1999 through 2003. As of 2001, CMHC's financial statements are presented on an integrated basis. Accordingly, prior year figures have been reclassified to conform to this presentation.

BALANCE SHEET
As at 31 December
(in millions of dollars)                              2003     2002     2001     2000     1999
------------------------                              ----     ----     ----     ----     ----
ASSETS
Loans and Investments in Housing Programs           14,094   14,601   15,239   15,841   16,084
Investments in Securities                            7,191    5,585    4,482    4,191    3,769
Cash and Cash Equivalents                            2,485    1,272    1,660      631      606
Accrued Interest Receivable                            387      372      427      473      419
Securities Purchased Under Resale Agreements           314    1,205    1,466    1,273      373
Due from the Government of Canada                      147      106       18      315      238
Accounts Receivable and Other Assets                   146      178      287      218      184
Future Income Tax Assets                               114       77      103      110       68
Inventory of Real Estate                                90      106      140      192      235
                                                    ------   ------   ------   ------   ------
                                                    24,968   23,502   23,822   23,244   21,976
                                                    ------   ------   ------   ------   ------
LIABILITIES
Borrowings from the Capital Markets                 10,193   10,147   10,986   10,984   10,806
Borrowings from the Government of Canada             5,232    5,474    5,692    5,924    6,141
Unearned Premiums and Fees                           3,965    3,649    3,141    2,836    2,684
Securities Sold Under Repurchase Agreements          1,554    1,116    1,240      991        0

Accounts Payable and Other Liabilities                 742      442      342      362      479
Provision for Claims                                   622      620      695      694      732
Accrued Interest Payable                               182      172      233      247      216
Securities Sold But Not Yet Purchased                    2       73      228      286      374
                                                    ------   ------   ------   ------   ------
                                                    22,492   21,693   22,557   22,324   21,432
                                                    ------   ------   ------   ------   ------
EQUITY OF CANADA
Capital Authorized and Fully Paid                       25       25       25       25       25
Retained Earnings                                    2,451    1,784    1,240      895      519
                                                    ------   ------   ------   ------   ------
                                                     2,476    1,809    1,265      920      544
                                                    ------   ------   ------   ------   ------
                                                    24,968   23,502   23,822   23,244   21,976
                                                    ======   ======   ======   ======   ======

INCOME STATEMENT
Year Ended 31 December
(in millions of dollars)                            2003      2002     2001     2000      1999
------------------------                            ----      ----     ----     ----      ----
REVENUES
Interest Earned on Loans and Investments
   in Housing Programs                             1,069     1,100    1,184    1,242     1,252
Premiums and Fees                                    947       822      745      697       631
Investment Income                                    345       293      278      257       240
                                                   -----     -----    -----    -----     -----
                                                   2,361     2,215    2,207    2,196     2,123
                                                   -----     -----    -----    -----     -----
Parliamentary Appropriations for:
   Housing Programs                                1,972     1,828    1,789    1,913     1,828
   Operating Expenses                                 97        81       68       83        58
                                                   -----     -----    -----    -----     -----
                                                   2,069     1,909    1,857    1,996     1,886
                                                   -----     -----    -----    -----     -----
                                                   4,430     4,124    4,064    4,192     4,009
                                                   -----     -----    -----    -----     -----
EXPENSES
Housing Program Expenses                           1,972     1,828    1,789    1,913     1,828
Interest Expense                                     999     1,042    1,120    1,197     1,234
Net Claims                                           188       139      335      307       232
Operating Expenses                                   255       224      201      208       175
Other Expenses                                         9        37       55       55        22
                                                   -----     -----    -----    -----     -----
                                                   3,423     3,270    3,500    3,680     3,491
                                                   -----     -----    -----    -----     -----
Income before Income Taxes                         1,007       854      564      512       518
                                                   -----     -----    -----    -----     -----
Income Taxes
   Current                                           383       284      185      159       193
   Future                                            (43)       26       34      (23)        9
                                                   -----     -----    -----    -----     -----
                                                     340       310      219      136       202
                                                   -----     -----    -----    -----     -----
NET INCOME                                           667       544      345      376       316
                                                   =====       ===      ===      ===       ===

                                     FUNDING

AUTHORITY TO BORROW

     CMHC had, until 1993, borrowed funds from the CRF ("Consolidated Revenue Fund") for all of its business purposes. The CMHC Act requires that these borrowings be made in accordance with the terms and conditions approved by the Governor-in-Council.

     CMHC's current CRF borrowing agreement with the Government of Canada was approved by Order-in-Council P.C. 1991-295 on February 14, 1991. CMHC now assumes the interest rate risk which was previously borne by the CRF. Order-in-Council P.C. 1991-295 discontinued CMHC's right of prepayment on such borrowings without penalty. The effect of such discontinuation is discussed more fully in Note 11 of the Notes to Financial Statements included elsewhere herein. Since December 1993, CMHC has not borrowed from the CRF. CMHC may, with the approval of the Minister of Finance, borrow money in the capital markets, including issuing and selling bonds, debentures, notes and other evidences of indebtedness. The FAA requires all borrowing to be consistent with the current Corporate Plan.

     CMHC borrows in the capital markets to satisfy the borrowing requirements associated with the financing of social housing mortgages. CMHC borrows money in the capital markets at rates of interest reflecting its Crown corporation status and finances these social housing loans at break-even rates in order to reduce the cost of social housing assistance.

BORROWING LIMITS

     The CMHC Act sets statutory limits on borrowings by CMHC in the capital markets. CMHC's capital markets borrowing ceiling is $20 billion. In addition, the maximum principal amount of capital markets borrowings outstanding at any time may not exceed the amount outlined in CMHC's Corporate Plan and the amount approved by the Minister of Finance. The balance outstanding owed on capital markets borrowings as at December 31, 2003 was $10.2 billion.

     The borrowing program, to date, has included Canadian dollar offerings in the domestic, Euro, and global markets, U.S. dollar offerings in the Euro and global markets, and the issuance of notes through a domestic and a Euro Medium Term Note program. In addition, CMHC borrows through a commercial paper program in the Canadian capital markets and has established uncommitted lines of credit with several chartered banks.

DEBT RECORD

     CMHC has always paid promptly, when due, the full face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee.

CASH MANAGEMENT AND INVESTMENT ACTIVITIES

     Cash balances are maintained in interest bearing bank deposits. Cash surpluses are invested in short-term marketable securities, such as high grade bankers' acceptances, commercial paper and Canada treasury bills. Other investment activities relate primarily to Insurance and Securitization, with investments in investment-grade money market and fixed income securities and equities. As at December 31, 2003, cash and cash equivalents and investments in securities totaled $9.7 billion. Investments in securities include money market and fixed income securities and equities.

                    BOARD OF DIRECTORS AND PRINCIPAL OFFICERS

BOARD OF DIRECTORS                                         PRINCIPAL OFFICERS
(As at December 31, 2003)                                  (As at December 31, 2003)

JOCELYN PROTEAU                                            KAREN A. KINSLEY
Chairman of the Board of Directors                         President and Chief Executive Officer

KAREN A. KINSLEY                                           SHARON MATTHEWS
Ottawa, Ontario                                            Acting Vice-President,
President and Chief Executive Officer                      Insurance and Securitization
Canada Mortgage and Housing Corporation
                                                           JIM MILLAR
MICHEL BERUBE                                              Vice-President,
Charlesbourg, Quebec                                       Strategic Planning
Vice-President, Ciment Quebec Inc.                         Risk Management and Communications

DINO CHIESA                                                WILLIAM G. MULVIHILL
North York, Ontario                                        Vice-President,
President and CEO,                                         Information Technology and
Residential Equities Real Estate Investment Trust          Chief Financial Officer

HUGH HERON                                                 BERTA ZACCARDI
Schomberg, Ontario                                         Vice-President,
Principal and Partner, Heron Group of Companies            Human Resources, Legal and Corporate Services

SOPHIE JONCAS                                              DOUGLAS A. STEWART
St. Hubert, Quebec                                         Vice-President,
Partner, Lapointe, Gagne, Petrone CA                       Policy and Programs

GRACE KWOK                                                 CHARLES D. CHENARD
Vancouver, British Columbia                                General Manager
Owner and Vice-President Anson Realty Ltd.                 Quebec Region

CATHERINE CRONIN                                           PETER FRIEDMANN
Winnipeg, Manitoba                                         General Manager
Chartered Accountant                                       Ontario Region

LOUIS RANGER                                               ELIZABETH HUCULAK
Ottawa, Ontario                                            General Manager
Deputy Minister, Transport Canada                          Prairie, Nunavut and Northwest Territories Region

ROBERTA HAYES                                              BILL SMITH
Moncton, New Brunswick                                     General Manager,
Co-owner, Manager HomeLife Hayes Realty                    Atlantic Region

                                                           NELSON MERIZZI
                                                           General Manager
                                                           British Columbia and Yukon Region

                                                           SHARON ROSENTZVEIG
                                                           Corporate Secretary

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

YEAR ENDED 31 DECEMBER 2003

CMHC management is responsible for the integrity and objectivity of the financial statements and related financial information presented in this annual report. The financial statements have been prepared in accordance with Canadian generally accepted accounting principles, and, where necessary, include amounts which are based on the best estimates and judgement of management. The financial information contained elsewhere in this annual report is consistent with that in the financial statements.

In carrying out its responsibilities, management maintains appropriate financial systems and related internal controls to provide reasonable assurance that financial information is reliable, assets are safeguarded, transactions are properly authorized and are in accordance with the relevant legislation and by-laws of the Corporation, resources are managed efficiently and economically, and operations are carried out effectively. The system of internal controls is supported by internal audit, which conducts periodic audits of different aspects of CMHC's operations.

The Board of Directors, acting through the Audit Committee which includes a majority of members who are not officers of the Corporation, oversees management's responsibilities for financial reporting and internal control systems. The Board of Directors, upon the recommendation of the Audit Committee, has approved the financial statements.

Jean-Guy Poulin, CA, of Mallette, LLP and Sheila Fraser, FCA, Auditor General of Canada, have audited the financial statements. The independent auditors have full access to, and meet periodically with, the Audit Committee to discuss their audit and related matters.

/s/ Karen Kinsley                                  /s/ Coleen Volk
-----------------------------------------          -----------------------------------------
Karen Kinsley                                      Coleen Volk
President and Chief Executive Officer              Acting Vice-President,
                                                   Finance

25 February 2004

AUDITORS' REPORT

TO THE MINISTER OF THE ENVIRONMENT

We have audited the balance sheet of the Canada Mortgage and Housing Corporation as at 31 December 2003, and the statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Corporation as at 31 December 2003 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles. As required by the Financial Administration Act, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

Further, in our opinion, the transactions of the Corporation that have come to our notice during our audit of the financial statements have, in all significant respects, been in accordance with Part X of the Financial Administration Act and regulations, the Canada Mortgage and Housing Corporation Act, the National Housing Act and the by-laws of the Corporation.

/s/ Sheila Fraser, FCA                             /s/ Jean-Guy Poulin, CA
-----------------------------------------          -----------------------------------------
Sheila Fraser, FCA                                 Jean-Guy Poulin, CA
Auditor General of Canada                          Mallette, LLP

Ottawa, Canada                                     Quebec City, Canada
25 February 2004

BALANCE SHEET
As at 31 December

(in millions of dollars)                                        Notes     2003      2002
------------------------                                        -----    ------    ------
ASSETS
Loans and Investments in Housing Programs                         3      14,094    14,601
Investments in Securities                                         4       7,191     5,585
Cash and Cash Equivalents                                                 2,485     1,272
Accrued Interest Receivable                                                 387       372
Securities Purchased Under Resale Agreements                                314     1,205
Due from the Government of Canada                                           147       106
Accounts Receivable and Other Assets                                        146       178
Future Income Tax Assets                                          5         114        77
Inventory of Real Estate                                                     90       106
                                                                         ------    ------
                                                                         24,968    23,502
                                                                         ------    ------
LIABILITIES
Borrowings from the Capital Markets                               6      10,193    10,147
Borrowings from the Government of Canada                          6       5,232     5,474
Unearned Premiums and Fees                                       14       3,965     3,649
Securities Sold Under Repurchase Agreements                               1,554     1,116
Accounts Payable and Other Liabilities                                      742       442
Provision for Claims                                             14         622       620
Accrued Interest Payable                                                    182       172
Securities Sold But Not Yet Purchased                                         2        73
                                                                         ------    ------
                                                                         22,492    21,693
                                                                         ======    ======
EQUITY OF CANADA
Capital Authorized and Fully Paid                                            25        25
Retained Earnings                                                 7       2,451     1,784
                                                                         ------    ------
                                                                          2,476     1,809
                                                                         ------    ------
                                                                         24,968    23,502
                                                                         ======    ======

See accompanying notes to the financial statements.

Approved by the Board of Directors:

/s/ Jocelyn Proteau                                /s/ Dino Chiesa
-----------------------------------------          -----------------------------------------
Jocelyn Proteau                                    Dino Chiesa
Chair of the Board of Directors                    Chair of the Audit Committee
                                                   of the Board of Directors

INCOME STATEMENT
Year ended 31 December

(in millions of dollars)                                      Notes    2003     2002     2001
------------------------                                      -----    -----    -----    -----
REVENUES
Interest Earned on Loans and Investments
  in Housing Programs                                           8      1,069    1,100    1,184
Premiums and Fees                                                        947      822      745
Investment Income                                                        345      293      278
                                                                       -----    -----    -----
                                                                       2,361    2,215    2,207
                                                                       -----    -----    -----
Parliamentary Appropriations for:                               8
  Housing Programs                                                     1,972    1,828    1,789
  Operating Expenses                                                      97       81       68
                                                                       -----    -----    -----
                                                                       2,069    1,909    1,857
                                                                       -----    -----    -----
                                                                       4,430    4,124    4,064
                                                                       -----    -----    -----
EXPENSES
Housing Programs                                                8      1,972    1,828    1,789
Interest Expense                                                         999    1,042    1,120
Operating Expenses                                                       255      224      201
Net Claims                                                               188      139      335
Other Expenses                                                  9          9       37       55
                                                                       -----    -----    -----
                                                                       3,423    3,270    3,500
                                                                       -----    -----    -----
INCOME BEFORE INCOME TAXES                                             1,007      854      564
                                                                       -----    -----    -----
INCOME TAXES                                                    5
  Current                                                                383      284      185
  Future                                                                 (43)      26       34
                                                                       -----    -----    -----
                                                                         340      310      219
                                                                       -----    -----    -----
NET INCOME                                                               667      544      345
                                                                       =====    =====    =====

See accompanying notes to the financial statements.

STATEMENT OF RETAINED EARNINGS (NOTE 7)

                                                                   Earnings Set     Reserve for
                                              Unappropriated        Aside for         Lending
(in millions of dollars)                     Retained Earnings    Capitalization      Activity      Total
------------------------                     -----------------    --------------    ------------    -----
Balance 31 December 2000                            199                  676             20           895
  Net Income                                        323                   --             22           345
  Set Aside for Capitalization                     (262)                 262             --
                                                   ----                -----             --         -----
Balance 31 December 2001                            260                  938             42         1,240
  Net Income                                        530                   --             14           544
  Set Aside for Capitalization                     (442)                 442             --
                                                   ----                -----             --         -----
Balance 31 December 2002                            348                1,380             56         1,784
  Net Income                                        632                   --             35           667
  Set Aside for Capitalization                     (857)                 857             --
                                                   ----                -----             --         -----
Balance 31 December 2003                            123                2,237             91         2,451
                                                   ----                -----             --         -----

See accompanying notes to the financial statements.

STATEMENT OF CASH FLOWS
Year ended 31 December

(in millions of dollars)                                         2003      2002      2001
------------------------                                        ------    ------    ------
CASH FLOWS PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net Income                                                         667       544       345
Items Not Affecting Cash or Cash Equivalents
  Amortization of Premiums and Discounts                            23        27        18
  Future Income Taxes                                              (37)       26         7
Net Change in Non-cash Operating Assets and Liabilities            392       477       690
                                                                ------    ------    ------
                                                                 1,045     1,074     1,060
                                                                ------    ------    ------
CASH FLOWS PROVIDED BY (USED IN)
INVESTING ACTIVITIES
Loans and Investments in Housing Programs
  Repayments                                                       711     1,085       867
  Disbursements                                                   (204)     (447)     (265)
Investments in Securities
  Sales and Maturities                                           8,192     5,103     4,955
  Purchases                                                     (9,781)   (6,258)   (5,297)
Change in Securities Purchased Under Resale Agreements             891       261      (193)
                                                                ------    ------    ------
                                                                  (191)     (256)       67
                                                                ------    ------    ------
CASH FLOWS PROVIDED BY (USED IN)
FINANCING ACTIVITIES
Medium-term Borrowings from the Capital Markets
  Issuances                                                      2,290     1,561     1,868
  Repayments                                                    (1,890)   (2,123)   (1,265)
Change in Short-term Borrowings from the Capital Markets          (166)     (147)     (660)
Repayment of Borrowings from the Government of Canada             (242)     (218)     (232)
Change in Securities Sold Under Repurchase Agreements              438      (124)      249
Change in Securities Sold But Not Yet Purchased                    (71)     (155)      (58)
                                                                ------    ------    ------
                                                                   359    (1,206)      (98)
                                                                ------    ------    ------
Increase (Decrease) in Cash and Cash Equivalents                 1,213      (388)    1,029
Cash and Cash Equivalents
Beginning of Year                                                1,272     1,660       631
                                                                ------    ------    ------
End of Year                                                      2,485     1,272     1,660
                                                                ------    ------    ------
Represented by:
Cash                                                                 6       (13)       70
Temporary Investments                                            2,479     1,285     1,590
                                                                ------    ------    ------
                                                                 2,485     1,272     1,660
                                                                ------    ------    ------
Supplementary Disclosure of Cash Flow Information
Amount of Interest Paid During the Year                            989     1,103     1,134
Amount of Income Taxes Paid During the Year                        390       188       174
                                                                ======    ======    ======

See accompanying notes to the financial statements.

NOTES TO FINANCIAL STATEMENTS
Year ended 31 December 2003

1.   CORPORATE MANDATE AND ACTIVITIES

Canada Mortgage and Housing Corporation (CMHC) was established as a Crown corporation in 1946 by the Canada Mortgage and Housing Corporation Act (the "CMHC Act") to carry out the provisions of the National Housing Act(the "NHA"). It is also governed by the Financial Administration Act. CMHC's mandate is to promote the construction, repair and modernization of housing, the improvement of housing and living conditions, housing affordability and choice, the availability of low-cost financing for housing and the national well-being of the housing sector.

CMHC carries out its mandate through three broad activities: Lending, Insurance and Securitization, and Housing Programs. The financial statements reflect the combined results of these activities.

LENDING: The Corporation makes loans and investments in housing programs which are funded by borrowings. A significant number of these loans and investments are supported with housing program subsidies.

INSURANCE AND SECURITIZATION: The Corporation provides insurance against borrower default on residential mortgages and guarantees the timely payment of principal and interest for investors in securities based on insured mortgages.

HOUSING PROGRAMS: The Corporation receives Parliamentary appropriations which are used to fund housing programs.

2.   SIGNIFICANT ACCOUNTING POLICIES

These financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP). GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results could differ from those estimates.

LOANS AND INVESTMENTS IN HOUSING PROGRAMS

The Corporation, independently or jointly with the Provinces, Territories and Municipalities of Canada, funds Loans and Investments in Housing Programs.

Loans are carried at cost. Where loans contain forgiveness clauses, they are recorded net of the forgiveness which is reimbursed through Parliamentary appropriations when the loans are advanced.

Loans made under certain programs contain interest rate clauses that are lower than the interest cost on the related borrowings. Such interest losses are reimbursed through Parliamentary appropriations.

Investments in Housing Programs represent the Corporation's ownership interest in various housing projects. They are carried at cost, less accumulated amortization. Amortization is calculated on a straight-line basis over the life of the investment. The Corporation's portion of net operating loss and disposal losses is reimbursed through Parliamentary appropriations.

Interest Earned on Loans and Investments in Housing Programs is recorded on an accrual basis.

The Corporation is assured full collection of principal and accrued interest on the majority of the Loans and Investments in Housing Programs from the Provinces and Territories through provisions in social housing agreements, the Government of Canada through provisions in the NHA, and Indian and Northern Affairs Canada through Ministerial loan guarantees. Consequently, the Corporation has not recorded an allowance for default losses on these loans and investments. The remainder of the portfolio is underwritten through the Corporation's Insurance activity. Provision for losses on these loans is included in the determination of Provision for Claims and Unearned Premiums. Losses are included in Net Claims when paid.

CASH,CASH EQUIVALENTS AND INVESTMENTS IN SECURITIES

The Corporation holds Cash, Cash Equivalents and Investments in Securities for both its Lending, and Insurance and Securitization activities. Accounting policies are described in the table below.

                                                              Recognition of Realized
                                    Carrying Value               Gains and Losses          Recognition of Impairment
                                    --------------            -----------------------      -------------------------
CASH AND CASH                 Cost.                         Gains and losses are          Not applicable.
EQUIVALENTS --                                              included in income at the
Cash on hand and                                            time of sale.
short-term, highly liquid
investments that are
readily convertible to
known amounts of cash and
which are subject to an
insignificant risk of
changes in value

LENDING ACTIVITY --           Amortized cost.               Gains and losses are          Written down to their
Investments in Securities                                   included in income at the     market value when declines
for cash management                                         time of sale.                 in value are other than
purposes                                                                                  temporary. The resulting
                                                                                          loss is recorded in the
                                                                                          year in which the
                                                                                          impairment occurs.

LENDING ACTIVITY --           Amortized cost. Premiums and  Gains and losses are          Written down to their
Investments in Securities     discounts are deferred and    deferred and amortized to     market value when declines
related to managing           amortized on a constant       Interest Expense on a         in value are other than
interest rate risk            yield basis over the          straight-line basis over      temporary. The resulting
associated with funding       maturity period of the        the term of the related       loss is recorded in the
activities                    related investments.          debt issue.                   year in which the
                                                                                          impairment occurs.

INSURANCE AND                 Generally purchased with      Gains and losses are          Specific securities are
SECURITIZATION --             the intention to hold them    deferred and amortized on a   written down to their
Fixed Income Securities       to maturity to meet           straight-line basis over      market value when declines
                              long-term                     the remaining life of the     in value are other than
                              obligations. Carried at       original investment.          temporary. The resulting
                              amortized cost. Premiums and                                loss is recorded in the
                              discounts are deferred and                                  year in which the
                              amortized on a constant                                     impairment occurs.
                              yield basis over the
                              maturity period of the
                              related investments.

INSURANCE AND                 Cost, plus a moving average   Net gains and losses are      Specific equities are
SECURITIZATION --             market value adjustment of    deferred and amortized at     written down to their
Equities                      5% per quarter.               5% per quarter on a           market value when declines
                                                            declining balance basis.      in the value of the entire
                                                                                          equity portfolio are other
                                                                                          than temporary.

SECURITIES PURCHASED UNDER RESALE AGREEMENTS AND SOLD UNDER REPURCHASE
AGREEMENTS

Securities Purchased Under Resale Agreements consist of the purchase of securities, normally government treasury bills or bonds, with the commitment by the Corporation to resell the securities to the original seller at a specified price and date. Securities Sold Under Repurchase Agreements consist of the sale of securities with the commitment by the Corporation to repurchase the securities from the original buyer at a specified price and date. Securities Purchased Under Resale Agreements and Sold Under Repurchase Agreements are carried at cost, plus accrued interest. The difference between the sale price and the agreed repurchase price on a repurchase agreement, and the difference between the cost of the purchase and the predetermined proceeds to be received on a resale agreement are netted and recorded in income on an accrual basis.

SECURITIES SOLD BUT NOT YET PURCHASED

Securities Sold But Not Yet Purchased represent the Corporation's obligation to deliver securities which it did not own at the time of sale. These obligations are recorded at fair value. Gains and losses that result from the purchase of the securities are deferred and amortized to income on a straight-line basis over the term of the related debt issue.

INVENTORY OF REAL ESTATE

Inventory of Real Estate is carried at the lower of cost or fair value. Cost is determined as the acquisition cost, plus modernization and improvement costs where applicable. Fair value is calculated as the current market value of the property, as determined by the Corporation, less the discounted value of estimated holding and disposal costs.

For certain properties, net operating losses and disposal losses are reimbursed through Parliamentary appropriations. Net operating profits and disposal gains are returned to the Government of Canada.

BORROWINGS FROM THE CAPITAL MARKETS

Issuance costs on borrowings from the capital markets are deferred and amortized on a straight-line basis over the term of the debt issue.

Premiums and discounts on borrowings from the capital markets are deferred and amortized on a constant yield basis over the term of the debt issue.

PREMIUMS AND FEES

Mortgage insurance premiums from CMHC's Insurance business are received at the inception of the mortgage being insured at which time they are deferred and then recognized as income over the period covered by the insurance contract using actuarially determined factors. These factors reflect the long-term pattern for default risk by age of a mortgage insurance policy.

Unearned premiums represent the portion of the premiums written that relates to the unexpired portion of the policy at the balance sheet date and therefore relate to claims that may occur from the balance sheet date to the termination of the insurance policies. On an annual basis the unearned premiums balance is compared to the Corporation's estimate of total future claims on a discounted basis to ensure the liability is sufficient and that an appropriate amount has been taken into income.

Guarantee fees from CMHC's Securitization business are received at the inception of the related security issue at which time they are deferred and then recognized as income over the term of the security issue (typically five years) on a straight-line basis.

Application fees are recognized in income when received.

Costs associated with issuing mortgage insurance policies and timely payment guarantees are expensed as incurred.

PROVISION FOR CLAIMS

The Provision for Claims represents an estimate for expected claims and the related settlement expenses, net of the related expected mortgage foreclosure proceeds, for defaults from CMHC's Insurance business that have occurred on or before the balance sheet date. The provision takes into consideration CMHC's estimate of losses on defaults that have been incurred but not reported, the time value of money and in accordance with accepted actuarial practice, includes an explicit provision for adverse deviation.

The establishment of the provision for claims involves estimates, which are based upon historical trends, prevailing legal, economic, social and regulatory trends, and expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps significantly, from the estimates made.

The loss on actual mortgage defaults and the change in estimate for the Provision for Claims from year to year are recorded in Net Claims.

The Corporation's provision for claims on its guarantee of the timely payment of principal and interest on mortgage-backed securities is nil. This evaluation is based on historical results and program design whereby only insured mortgages are eligible for securitization.

HOUSING PROGRAMS

Housing Programs involve expenses under the Social Housing Agreements with the Provinces and Territories of Canada, expenses related to housing programs administered by the Provinces and Territories under other agreements, and expenses related to housing programs administered by the Corporation. They also include reimbursement to the Corporation of interest and default losses on certain loans and investments in housing programs, losses on certain real estate properties, and modernization and improvement costs on certain rental properties.

Housing program expenses are funded by Parliamentary appropriations. Those expenses incurred but not yet reimbursed are recorded as Due from the Government of Canada.

Employee Future Benefits

The Corporation provides pension benefits based on length of service and average earnings of the best five-year period as classified under defined benefit pension arrangements. The Corporation accrues its obligations under employee benefit plans and the related costs, net of plan assets.

The Corporation also maintains an unfunded supplemental pension plan and provides other post-employment benefits consisting of severance pay, life insurance and medical insurance.

The cost of pension and other post-employment benefits earned by employees is actuarially determined using the projected benefit method pro rated on service and management's best estimate of expected long-term pension plan investment performance, salary increases, retirement ages of employees, mortality of members and expected health care costs.

Costs are determined as the cost of employee benefits for the current year's service, interest expense on the accrued benefit obligation, expected investment return on the fair value of plan assets and the amortization of the transitional asset/obligation, the deferred actuarial gains/losses and the deferred past service costs. For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

The transitional asset/obligation, and past service costs are amortized over the remaining service period for active employees under the plans. The excess of the net actuarial gain/loss over 10% of the greater of the benefit obligation or the fair value of the plan assets is amortized over the remaining service period for active employees under the plans.

Derivative Financial Instruments

The Corporation enters into derivative financial instruments (interest rate swaps and foreign currency swaps) in order to manage its exposures to market risks such as interest rate risk and foreign exchange risk. At a macro level, the derivative financial instruments are effective at mitigating market risks, both at inception and over the term of the instrument and therefore are accounted for on an accrual basis. The Corporation does not use freestanding derivative financial instruments for trading or speculative purposes.

For derivative financial instruments used to manage interest rate risk, realized gains and losses are recorded as adjustments to Interest Expense on an accrual basis. The related amount payable to, or receivable from, counterparties is included in accrued interest. For derivative financial instruments used to manage foreign exchange risk, translation gains and losses on the instrument are offset by translation gains and losses on the related debt.

Gains and losses resulting from early termination of these contracts are deferred and amortized to Interest Expense on a straight-line basis over the remaining term of the underlying exposure.

2004 Accounting Changes

Accounting Guideline 13: Hedging Relationships, issued by the Canadian Institute of Chartered Accountants, comes into effect for CMHC's fiscal year beginning 1 January 2004. The new standard sets out specific criteria that hedging relationships must meet in order for the Corporation to continue its current accounting for derivative financial instruments as described earlier in Note 2. If these criteria are not met, the derivative financial instrument must be measured at fair value on the Balance Sheet with all changes in fair value recorded in income.

The Corporation has determined that many of its derivative financial instruments will not meet the new criteria. Therefore, on 1 January 2004, these derivatives will be recorded at fair value on the Balance Sheet, resulting in an increase in assets and liabilities of $74 million and $42 million respectively. Unrealized gains and losses resulting from this transition will be deferred and amortized to income over the remaining term of the underlying exposure.

3.   LOANS AND INVESTMENTS IN HOUSING PROGRAMS

The Corporation makes loans and investments in housing programs either independently or jointly with provincial, territorial, and municipal authorities. These loans and investments were issued for terms up to 50 years. Of the total portfolio, $13,886 million, or 99% (2002 -- $14,404 million, or 99%) are due and payable beyond five years.

Approximately $13,261 million, representing 94% (2002 -- $13,679 million, or 94%) of the loans and investments in housing programs, are supported with housing program subsidies.

At 31 December 2003, the Corporation is assured full collection of principal and accrued interest on the majority of the portfolio from the Provinces and Territories through provisions in social housing agreements (40%), the Government of Canada through provisions in the NHA (26%), and Indian and Northern Affairs Canada through Ministerial loan guarantees (3%).

Default losses on the remainder of the portfolio (31%) are accounted for in the Corporation's Insurance activity.

4.   INVESTMENTS IN SECURITIES

The following table shows the maturity structure and average yield of Investments in Securities.

                                                    Term to Maturity
                                                    ----------------
                                        Within      1 to 3     3 to 5        Over
(in millions of dollars)                1 Year       Years      Years     5 Years       2003        2002
------------------------                ------       -----      -----     -------       ----        ----
Fixed Income

Securities Issued or Guaranteed by:

  Government of Canada                     148         646       1,078       1,102       2,974       1,930

  Provinces/Municipalities                   5         146         196       1,017       1,364       1,233

  Corporate/Other Entities                 294         512         372         969       2,147       1,756
                                          ----       -----       -----       -----       -----       -----

  Total Fixed Income                       447       1,304       1,646       3,088       6,485       4,919

  Yield                                   3.01%       4.39%       4.45%       5.63%       4.90%       5.50%

Equities (no specific maturity)                                                            706         666
                                          ----       -----       -----       -----       -----       -----
Total                                      447       1,304       1,646       3,088       7,191       5,585
                                          ====       =====       =====       =====       =====       =====

Sales of investments during 2003 resulted in a net gain of $54 million (2002 -- $33 million, 2001 -- $51 million) that has been deferred. Cumulative deferred gains now totaling $83 million (2002 -- $67 million) are included in Accounts Payable and Other Liabilities and will be brought into income in accordance with accounting policies described in Note 2.

5.   INCOME TAXES

The Corporation is subject to federal income tax. It is not subject to provincial income tax. The Corporation's statutory tax rate consists of basic tax, surtax, and large corporations tax. Taxes at the statutory tax rate and at the effective tax rate are:

(in millions of dollars)                             2003      2002      2001
------------------------                             ----      ----      ----
Statutory Tax Rate                                     35%       37%       39%
                                                      ---       ---       ---
Income Taxes Based on Statutory Tax Rate              349       311       219

Impact on Future Income Tax Assets Resulting from
Reduction in Tax Rates                                 (8)        3        (5)

Other                                                  (1)       (4)        5
                                                      ---       ---       ---
Income Tax Expense                                    340       310       219
                                                      ---       ---       ---
Effective Tax Rate                                     34%       36%       39%
                                                      ===       ===       ===


Future Income Tax Assets consist of the following temporary differences between the tax basis of assets and liabilities and their carrying amount on the Balance Sheet.

(in millions of dollars)                                     2003       2002
------------------------                                     ----       ----
Provisions                                                     30         31

Deferred Revenue                                               32         33

Deferred Expenses                                              10          9

Expenses Incurred But Not Yet Disbursed                        10          9

Appreciation in Value of Equities                              31         (6)

Other                                                           1          1
                                                              ---         --
Future Income Tax Assets                                      114         77
                                                              ===         ==

6.   BORROWINGS

Since 1993, Loans and Investments in Housing Programs have been funded by borrowings from the capital markets. Prior to this, the Corporation borrowed from the Government of Canada.

The following table provides the maturity structure and average yield of borrowings.

                                                                     Government
                                     Capital Markets                  of Canada
                                     ---------------                  ----------
                                Short-term      Medium-term
(in millions of dollars)        Borrowings       Borrowings                                 Total
------------------------        ----------       ----------                                 -----

2004                           673   2.68%      2,346    5.39%          187    8.72%        3,206

2005                                            2,264    5.96%          197    8.79%        2,461

2006                                            1,254    4.95%          196    8.79%        1,450

2007                                            1,214    4.70%          206    8.86%        1,420

2008                                            1,298    4.48%          211    8.90%        1,509

2009-2013                                       1,144    4.90%        1,073    8.67%        2,217

Thereafter                                                            3,162    9.27%        3,162
                               ---   ----       -----    ----         -----    ----        ------
                               673   2.68%      9,520    5.20%        5,232    9.06%       15,425
                               ===   ====       =====    ====         =====    ====        ======

The Corporation has authority to borrow a maximum of $20 billion from capital markets.

Short-term borrowings are comprised of commercial paper. Medium-term borrowings include bonds and medium-term notes.

Borrowings from the capital markets include U.S. denominated debt. This debt is translated to Canadian dollars at the exchange rate prevailing on the balance sheet date. Foreign exchange exposure is fully hedged through the use of foreign currency swaps, for both interest and principal payments. Swap contracts in place transform U.S. denominated debt into expected net obligations in Canadian dollars at an agreed upon rate established by the associated swap contracts.

The foreign denominated borrowings are:

(in millions of dollars)                                      2003         2002
------------------------                                      ----         ----
U.S. Dollar Obligations                                      1,530          500

U.S. Dollar Obligations Translated to Canadian Dollars

  Based on Year End Rate                                     1,986          789

  Based on Rate Established Under Swap Contract              2,160          726


7.   RETAINED EARNINGS

Earnings Set Aside for Capitalization represent the cumulative net income generated by the Insurance and Securitization activity that has been set aside for the purposes of being consistent with capitalization guidelines developed by the Office of the Superintendent of Financial Institutions (OSFI). Earnings set aside for capitalization currently represent approximately 70% of the levels recommended by OSFI. Unappropriated Retained Earnings represent net income generated by the Insurance and Securitization activity that has not been set aside for capitalization purposes.

On an annual basis, the Board of Directors determines the amount of earnings to be set aside for capitalization. During 2003, the Board of Directors resolved that, as at 31 December 2003, 100% of the Insurance retained earnings be set aside (2002 and 2001 -- 80%). Consequently, all insurance-related amounts in retained earnings at 31 December 2002 were set aside for capitalization in 2003.

The Corporation places all lending-related retained earnings in its Reserve for Lending Activity. The Reserve is established by legislation and is currently limited to $100 million.

8.   HOUSING PROGRAMS

The Corporation provides payments to support housing programs that are funded by Parliamentary appropriations.

The following table shows the distribution of expenses by major housing program.

(in millions of dollars)                           2003        2002       2001
------------------------                           ----        ----       ----
Programs Transferred to Provinces/Territories
under Social Housing Agreements                      961        964        963

Non-Transferred Programs

   Non-Profit                                        242        252        248

   Public Housing                                    130        129        125

   On-Reserve                                         92         89         92

   Co-operatives                                      83         86         85

   Rent Assistance                                    78         71         63

   Urban Native                                       54         49         52

   Rural and Native Housing                           27         24         23

   Limited Dividend                                   12         13         13
                                                   -----      -----      -----
   Sub-total                                         718        713        701
                                                   -----      -----      -----
Affordable Housing                                   166         19         --

Renovation Programs                                   88        105        123

Research and Information Transfer                      9          9          9

Other                                                 30         18         (7)
                                                   -----      -----      -----
Total                                              1,972      1,828      1,789
                                                   =====      =====      =====

This table includes program expenses incurred wholly by the Corporation and the federal share of program expenses incurred under cost-sharing agreements with the Provinces/Territories. Delivery and administration of these programs vary based on arrangements made between the Corporation and the Provinces/Territories.

As described in Note 2, Housing Program Expenses include reimbursement to the Corporation of:

o interest rate losses resulting from certain loans containing interest rate clauses lower than the interest cost on the related borrowings;

o net operating losses on certain investments in housing programs and real estate properties; and

o net default losses on certain loans and net disposal losses on certain investments in housing programs and real estate properties.

The following table summarizes these expenses.

(in millions of dollars)                             2003       2002       2001
------------------------                             ----       ----       ----
Interest Losses:

  incurred in the current year                         99         77         83

  incurred in prior years                              --         21         26

Sub-total                                              99         98        109

Net Operating Losses                                   11         18         17

Net Default and Disposal Losses                         2          4          4
                                                      ---        ---        ---
Total                                                 112        120        130
                                                      ===        ===        ===

The total reimbursement for interest losses includes $33 million (2002 -- $27 million, 2001 -- $33 million) towards the losses incurred by the Corporation as a result of the prepayment and repricing activity described in Note 11.

The total reimbursement for interest losses is also included in Interest Earned on Loans and Investments in Housing Programs. Net operating, default and disposal losses are recorded as Due from the Government of Canada and Housing Program Expenses on an accrual basis.

In addition, the Corporation is reimbursed for operating costs associated with the delivery of housing programs. The reimbursement of operating expenses for 2003 of $97 million (2002 -- $81 million, 2001 -- $68 million) is shown in the Income Statement as Parliamentary Appropriations for Operating Expenses.

 9.   OTHER EXPENSES

The following table shows the composition of Other Expenses.

(in millions of dollars)                                     2003   2002   2001
------------------------                                     ----   ----   ----
Government of Canada Fees                                      29     38     33

Contribution to Province of Quebec's Assistance Program
for owners of pyrite-damaged residential buildings             --     --     18

Other                                                         (20)    (1)     4
                                                               --     --     --
Total                                                           9     37     55
                                                               ==     ==     ==


The Government of Canada Fees are paid annually to recognize the Government's financial backing of CMHC's Insurance and Securitization activity.

10. DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are financial contracts whose value is derived from price movements in one or more underlying securities, indices or other instruments or derivatives. The Corporation uses derivatives in connection with its risk management activities.

These financial contracts are used to manage exposures to market risks such as interest rate risk and foreign exchange risk. These contracts include:

o Interest rate swaps to manage reinvestment risk, refinancing risk, or mismatches in the timing of receipts on assets versus payments on liabilities. Interest rate swaps are transactions in which two parties exchange interest cash flows on a specified notional amount for a predetermined period based on agreed-upon fixed and floating rates. Notional amounts are not exchanged.

o Foreign currency swaps to manage foreign exchange risk arising from foreign denominated debt. Foreign currency swaps are transactions in which two parties exchange currencies and interest rates on a specified notional amount for a predetermined period. The notional amount is generally exchanged at inception and at maturity.

The table below provides the notional amounts of the Corporation's derivative transactions by term to maturity. Notional amounts, which are off-balance sheet, serve as a point of reference for calculating payments and do not represent the fair value, or the potential gain or loss associated with the credit or market risk of such instruments.

                             Within    1 to 3    3 to 5      Over
(in millions of dollars)     1 Year     Years     Years   5 Years      2003      2002
------------------------     ------     -----     -----   -------      ----      ----
Interest Rate Swaps           4,989     6,666     4,445     1,216    17,316    17,369

Foreign Currency Swaps           41       726     1,393      --       2,160       726
                              -----     -----     -----     -----    ------    ------
Notional                      5,030     7,392     5,838     1,216    19,476    18,095
                              =====     =====     =====     =====    ======    ======


11. MARKET RISK

Market risk is the risk of adverse financial impact arising from changes in underlying market factors, including interest rates, foreign exchange rates, and equity prices.

Interest Rate Risk

The Corporation manages interest rate risk through the implementation of policies which include risk limits for the Lending activity and for Insurance and Securitization investment activities.

Interest rate risk associated with the Lending activity is managed through asset and liability matching, hedging and capital market strategies.

CMHC's Insurance and Securitization investment portfolios are managed to ensure that price sensitivity relative to benchmark indices is controlled, and that appropriate asset diversification requirements are in place to respect the liability profile.

The table below provides details regarding the Corporation's exposure to interest rate risk. On- and off-balance sheet financial instruments are reported based on the earlier of their contractual repricing dates or maturity dates. Effective interest rates are disclosed where applicable. The effective rates shown represent historical rates for fixed rate instruments carried at amortized cost and rates to reset for floating rate instruments.

                                                                                     No        Non
                                              Within      1 to 5        Over   Specific   Interest
(in millions of dollars)                      1 Year       Years     5 Years   Maturity  Sensitive        2003         2002
------------------------                      ------       -----     -------   --------  ---------        ----         ----
Assets

Loans and Investments in
Housing Programs                               1,920       7,380       4,769                    25       14,094       14,601

Effective Interest Rate                         5.93%       5.65%       8.42%

Investments in Securities                        447       2,950       3,088        706                   7,191        5,585

Effective Interest Rate                         2.88%       3.53%       5.00%

Cash and Cash Equivalents                      2,485                                                      2,485        1,272

Effective Interest Rate                         2.73%

Securities Purchased Under

Resale Agreements                                314                                                        314        1,205

Effective Interest Rate                         2.74%

Liabilities

Borrowings from the Capital Markets            3,019       6,030       1,144                             10,193       10,147

Effective Interest Rate                         4.78%       5.18%       4.90%

Borrowings from the

Government of Canada                             187         810       4,235                              5,232        5,474

Effective Interest Rate                         8.72%       8.83%       9.12%

Securities Sold Under

Repurchase Agreements                          1,554                                                      1,554        1,116

Effective Interest Rate                         2.72%

Securities Sold But Not Yet Purchased              2                                                          2           73

Effective Interest Rate                         4.66%

Off-Balance Sheet Financial Instruments

Derivative Financial Instruments (notional)

Receivable Position                            3,786       8,398         750                   6,542     19,476       18,095

Effective Interest Rate                         4.51%       5.05%       5.26%

Payable Position                               3,786       8,398         750                   6,542     19,476       18,095

Effective Interest Rate                         3.85%       5.18%       4.97%


Some of the Corporation's Loans and Investments in Housing Programs contain prepayment and/or repricing options. As the Corporation does not have the right to prepay its borrowings from the Government of Canada without penalty, the Corporation is exposed to interest rate risk. While it is difficult to predict prepayment activity, CMHC has estimated the potential impact of prepayment activity on earnings using a range of scenarios. Although unlikely given historical levels, the worst case scenario on future prepayment/repricing activities suggests that the Corporation could be subject to a decrease in earnings of as much as $491 million over an 18-year time horizon, or an average decline of $27 million per year.

Foreign Exchange Risk

All currency exposure arising from foreign denominated debt issuance is hedged in accordance with the Corporation's policy.

12. CREDIT RISK

Credit risk is the risk of loss arising from a counterparty's inability to fulfill its contractual obligations. Credit risk includes default risk, settlement risk, and downgrade risk and encompasses both the probability of loss and the probable size of the loss, net of recoveries and collateral, over appropriate time horizons. CMHC is exposed to credit risk from various sources directly and indirectly, including directly from its investment, lending and hedging transactions and indirectly from potential claims arising from the Corporation's Insurance and Securitization activity.

The Corporation manages credit risk associated with investments and derivatives through the implementation of policies which include counterparty credit limits and diversification of credit risk. A credit risk management function, which is independent of the business activities, monitors and evaluates credit risk exposures and the credit-worthiness of counterparties on a regular basis.

Cash Equivalents and Investments in Securities

The table below shows the distribution of credit exposure. The exposure is divided into short-term (less than one year) and long-term (greater than one year). The majority of the short-term exposure, 92%, is rated "R-1 high" or equivalent, and 70% of long-term exposure is to "AAA" and "AA" rated counterparties.

The credit risk arising from cash equivalents and investments in securities is considered to be the fair value of these positions, including accrued interest. Where legally enforceable through contractual repurchase/reverse repurchase agreements, transaction exposures to counterparties are netted against collateral to derive the Corporation's overall net credit exposure to counterparties for repurchase/reverse repurchase transacting.

                                  Cash    Investments
(in millions of dollars)   Equivalents  in Securities         2003          2002
------------------------   -----------  -------------         ----          ----
Fixed Income

  Short-term                     2,484           451         2,935         1,808

  Long-term                         --         6,316         6,316         4,710
                                 -----         -----        ------         -----
  Total Fixed Income             2,484         6,767         9,251         6,518

Equities                            --           809           809           644
                                 -----         -----        ------         -----
Total                            2,484         7,576        10,060         7,162
                                 =====         =====        ======         =====

The Corporation's credit risk related to concentration of investments is diversified across sectors as follows:

                                            Cash    Investments
(in millions of dollars)             Equivalents  in Securities         2003          2002
------------------------             -----------  -------------         ----          ----
Fixed Income
Securities Issued or Guaranteed by:

  Government of Canada                        334         3,058         3,392         2,557

  Provinces/Municipalities                     --         1,468         1,468         1,312

  Corporate/Other Entities                  2,150         2,241         4,391         2,649
                                            -----         -----        ------         -----
  Total Fixed Income                        2,484         6,767         9,251         6,518

Equities                                       --           809           809           644
                                            -----         -----        ------         -----
Total                                       2,484         7,576        10,060         7,162
                                            =====         =====        ======         =====


Derivative Financial Instruments

The table below shows the credit exposure of the Corporation's derivatives by term to maturity.

                                     Replacement Value (1)
                                     --------------------                Potential    Total Credit Exposure
                           Within     1 to 3     3 to 5       Over   Future Credit    ---------------------
(in millions of dollars)   1 Year      Years      Years    5 Years    Exposure (2)       2003       2002
------------------------   ------      -----      -----    -------    ------------       ----       ----
Interest Rate Swaps            16         30         14         14             236        310        324

Foreign Currency Swaps         --         --         --         --               9          9        152
                               --         --         --         --             ---        ---        ---
Total                          16         30         14         14             245        319        476
                               ==         ==         ==         ==             ===        ===        ===


(1) Represents the total current replacement value of all outstanding contracts with a positive fair value, before factoring in the impact of master netting agreements.

(2) Represents an add-on that is an estimate of the potential change in the market value of the transaction up to maturity.

The Corporation limits its credit risk associated with derivative transacting by dealing with counterparties whose credit ratings are in accordance with Department of Finance guidelines, and through the use of master netting agreements which have been entered into with all counterparties. The credit exposure associated with derivative contracts is measured as the total of positive replacement values plus an estimate of potential future credit exposure which is calculated in relation to the notional principal of the contracts by applying factors consistent with guidelines issued by the Office of the Superintendent of Financial Institutions. The table below shows the credit exposure of the Corporation's derivatives by counterparty credit rating.

(in millions of dollars)                    AAA         AA       2003       2002
------------------------                    ---         --       ----       ----
Total Credit Exposure                        26        293        319        476


13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The amounts set out below represent the fair values of on- and off-balance sheet financial instruments using the valuation methods and assumptions referred to below. Fair value amounts are designed to represent estimates of the amounts at which instruments could be exchanged in a current transaction between willing parties.

As many of the Corporation's financial instruments lack an available trading market, fair values are based on estimates using present value and other valuation techniques. These techniques are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates which reflect varying degrees of risk. Due to the use of subjective judgment and uncertainties, the fair value amounts should not be interpreted as being realizable in an immediate settlement of the instruments.

                                                            2003                        2002
                                                            ----                        ----
                                                  Carrying          Fair      Carrying          Fair
(in millions of dollars)                             Value         Value         Value         Value
------------------------                          --------         -----      --------         -----
Assets

Loans and Investments in Housing Programs           14,094        16,159        14,601        16,660

Investments in Securities                            7,191         7,507         5,585         5,752

Cash and Cash Equivalents                            2,485         2,485         1,272         1,273

Accrued Interest Receivable                            387           387           372           372

Securities Purchased Under Resale Agreements           314           314         1,205         1,205

Due from the Government of Canada                      147           147           106           106

Accounts Receivable and Other Assets                   146           146           178           178

Liabilities

Borrowings from the Capital Markets                 10,193        10,491        10,147        10,579

Borrowings from the Government of Canada             5,232         7,182         5,474         7,447

Securities Sold Under Repurchase Agreements          1,554         1,554         1,116         1,116

Accounts Payable and Other Liabilities                 742           742           442           442

Accrued Interest Payable                               182           182           172           172

Securities Sold But Not Yet Purchased                    2             2            73            73

Off-Balance Sheet Financial Instruments
Derivative Financial Instruments

  In a Net Receivable Position                                        74                         194

  In a Net Payable Position                                          242                          41


Fair values of the following financial instruments are determined by reference to quoted market prices:

     Investments in Securities
     Cash and Cash Equivalents
     Borrowings from the Capital Markets (Medium-term)

Fair values of the following financial instruments are estimated using net present value analysis:

     Loans and Investments in Housing Programs
     Borrowings from the Government of Canada
     Derivative Financial Instruments

The fair values of all other financial instruments are equal to carrying values due to their short-term nature.

14. INSURANCE

Role of the Appointed Actuary

The actuary is appointed by the Corporation's management. With respect to preparation of these statements, the actuary is required to carry out a valuation of the policy liabilities of the mortgage insurance activity and to provide an opinion to the Corporation's management regarding their appropriateness at the valuation date. The factors and techniques used in the valuation are in accordance with accepted actuarial practice, applicable legislation, and associated regulations. The scope of the valuation encompasses the policy liabilities that consist of a Provision for Claims on the expired portion of policies and of future obligations on the unexpired portion of policies (Unearned Premiums). In performing the valuation of the liabilities for these contingent future events, which are by their very nature inherently variable, the actuary makes assumptions as to future claim rates, average loss on claims, trends, expenses and other contingencies, taking into consideration the circumstances of the Corporation and the nature of the insurance policies.

The valuation is based on projections of future losses on claims and related expenses. It is certain that the actual future claims will not develop exactly as projected and may in fact vary significantly from the projections. Further, the projections make no provision for new classes of claims categories not sufficiently recognized in the claims database.

Projection of September Valuation

The actuarial valuation is produced as of 30 September each year. The Corporation determines Provisions for Claims and Unearned Premiums at 31 December using valuation factors taking into account new business, claims, and interest for the last quarter.

Nature of Provision for Claims

The establishment of the Provision for Claims for mortgage insurance is based on known facts and interpretation of circumstances, and is therefore a complex and dynamic process, influenced by a large variety of factors. These factors affect the key actuarial assumptions as follows:

Claim emergence: Claim emergence encompasses claim frequency and claim occurrence patterns. It is based on historical trends in claims reporting and payment delays.

Claim severity: Claims severity, or average loss on claims, is dependent on the dollar value of claims, losses on sales of real estate properties, administrative expenses and sales delays. These factors are based on historical experience.

Economic conditions: Recent past and projected economic factors, such as unemployment rates, mortgage rates and changes in housing prices, affect the forecast of future claim levels.

The factors affecting these assumptions are continually evolving and changing as they are affected by underwriting and claim settlement procedures, actuarial studies, professional experience, the quality of data utilized for projection purposes, economic conditions, and general credit behaviour. Consequently, the establishment of the Provision for Claims necessarily involves risks that the actual results will deviate, perhaps significantly, from the best estimates made.

All provisions are periodically reviewed and evaluated in light of emerging claim experience and changing circumstances. The resulting changes in estimates of the Provision for Claims are recorded in Net Claims in the accounting period in which they are determined.

Insurance in Force

Under Section 11 of the NHA, the aggregate outstanding amount of mortgage insurance policies may not exceed $250 billion. At 31 December 2003, insurance policies in force totaled $230 billion (2002 -- $224 billion).

15. SECURITIZATION

The Corporation guarantees the timely payment of principal and interest for investors in securities based on insured mortgages through the NHA Mortgage-Backed Securities (NHA MBS) program and the Canada Mortgage Bonds (CMB) program.

Securities under the NHA MBS program are issued by Approved Issuers (primarily lending institutions). CMB's are issued by the Canada Housing Trust (CHT) as described in Note 16.

The Corporation has determined that a provision for claims on these programs is not required. This is based on historical results and program design whereby only insured mortgages are eligible for securitization. In addition, CMHC requires that CHT only transact with swap counterparties of high creditworthiness, that collateralization occurs in the event that counterparty credit ratings fall, and that all investments are rated R-1 (high) or AAA.

Securitization in Force

Under Section 15 of the NHA, the aggregate outstanding amount of principal guarantees may not exceed $250 billion. At 31 December 2003, guarantees in force totaled $60 billion (2002 -- $45 billion) which includes $25 billion of NHA MBS (2002 -- $27 billion) and $35 billion of CMB's (2002 -- $18 billion).

16. CANADA HOUSING TRUST

Canada Housing Trust (CHT) is a special purpose trust which purchases, from various financial institutions, ownership interests in eligible housing loans, primarily NHA MBS, and issues Canada Mortgage Bonds (CMB's).

The Trustee of CHT has entered into agreements with a number of parties to provide various services to CHT, including CMHC. Under one such agreement, CMHC has guaranteed the timely payment of the interest payments and the principal at maturity on all CMB's issued by CHT to date. Once provided, the CMHC guarantee on CMB's becomes an obligation of the Government of Canada and irrevocable until full repayment of the CMB's at maturity (typically within five years of issuance).

In addition, under a Financial Services Advisor (FSA) Agreement, CMHC performs a number of other services for CHT, including gauging market demand for bond issuance and assessing the potential supply of housing loans available to be packaged for sale to CHT.

17.  EMPLOYEE FUTURE BENEFITS

The Corporation has a defined benefit pension plan and a supplemental pension plan. The Corporation also provides other post-employment benefits. Information about the employee future benefits is as follows:

                                                                                    OTHER
                                                                               POST-EMPLOYMENT
                                                           PENSION PLANS           BENEFITS
                                                           --------------      ----------------
(IN MILLIONS OF DOLLARS)                                   2003      2002      2003       2002
------------------------                                   ----      ----      -----      -----
Accrued Benefit Obligation
  Balance,Beginning of Year                                 874       857        82         82
  Current Service Cost                                       15        15         1          1
  Employees'Contributions                                     2         2        --         --
  Interest Cost                                              59        57         6          5
  Benefits Paid                                             (47)      (47)       (2)        (3)
  Actuarial Loss (Gain)                                      44       (10)        9         (3)
                                                           ----      ----       ---        ---
  Balance,End of Year                                       947       874        96         82
                                                           ----      ----       ---        ---
Plan Assets
  Fair Value,Beginning of Year                              872       964        --         --
  Actual Return on Plan Assets                              132       (48)       --         --
  Employer's Contributions                                    1         1         2          3
  Employees'Contributions                                     2         2        --         --
  Benefits Paid                                             (47)      (47)       (2)        (3)
                                                           ----      ----       ---        ---
  Fair Value,End of Year                                    960       872        --         --
                                                           ----      ----       ---        ---
Funded Status -- Plan Surplus (Deficit)                      13        (2)      (96)       (82)
Unamortized Net Actuarial Loss                              158       205        18          9
Unamortized Past Service Costs                               70        74        --         --
Unamortized Transitional Obligation (Asset)                (210)     (241)       35         38
                                                           ----      ----       ---        ---
Accrued Benefit Asset (Liability)                            31        36       (43)       (35)
                                                           ====      ====       ===        ===

Included in pension plans are amounts in respect of an unfunded supplemental pension plan as follows:

                                                                SUPPLEMENTAL    PENSION PLAN
                                                                ------------    ------------
(IN MILLIONS OF DOLLARS)                                            2003            2002
------------------------                                        ------------    ------------
Fair Value of Plan Assets                                            --              --
Accrued Benefit Obligation                                           23              22
Funded Status -- Plan Deficit                                        23              22

The accrued benefit asset for the defined benefit pension plan is included in Accounts Receivable and Other Assets. The total accrued benefit liability for the supplemental pension plan and for the other post-employment benefits is included in Accounts Payable and Other Liabilities.

In performing the actuarial valuations of employee future benefits, certain assumptions are adopted. These assumptions are identical to those used in 2002 and include a 7% discount rate and long-term rate of return on plan assets, and a 4% rate of compensation increase. A 10% increase in health care costs was assumed for 2003 and 2002, with 1.3% decreases per year thereafter to an ultimate trend rate of 5%. The average remaining service period is 11 years for pension plans and 12 years for other post-employment benefits.

As a result of the excess funded status of the defined benefit pension plan, the Corporation has been required to take a legally mandated contribution holiday since 1997.

The Corporation's net benefit plan expense is as follows:

                                                                                      OTHER
                                                                                 POST-EMPLOYMENT
                                                             PENSION PLANS           BENEFITS
                                                             --------------      ----------------
(IN MILLIONS OF DOLLARS)                                     2003      2002      2003       2002
------------------------                                     ----      ----      -----      -----
Current Service Cost,Net of
Employees'Contributions                                       15        15         1          1
Interest Cost                                                 59        57         6          6
Expected Return on Plan Assets                               (57)      (63)       --         --
Amortization of Transitional Obligation (Asset)              (30)      (30)        3          3
Amortization of Past Service Cost                              9         8        --         --
Amortization of Net Actuarial Loss                            10        --        --         --
                                                             ---       ---        --         --
Net Benefit Plan Expense (Credit)                              6       (13)       10         10
                                                             ===       ===        ==         ==

18. SEGMENTED INFORMATION

As described in Note 1, the Corporation carries out its mandate through three activities: Lending, Insurance and Securitization, and Housing Programs. For segmented information purposes, the Insurance and Securitization activity is segregated into its two components. The financial results of each activity are determined using the accounting policies described in Note 2.

The Lending activity includes certain Corporate items, which are not allocated to each activity. The Housing Program activity includes reimbursements to the Lending activity as described in Note 8. These reimbursements are not eliminated in the table below.

                                                                                                 ELIMINATION OF
                                                                                    HOUSING      INTER-SEGMENT
                                 LENDING         INSURANCE     SECURITIZATION      PROGRAMS          ITEMS             TOTAL
                             ---------------   -------------   ---------------   -------------   --------------   ---------------
(IN MILLIONS OF DOLLARS)      2003     2002    2003    2002     2003     2002    2003    2002    2003     2002     2003     2002
------------------------     ------   ------   -----   -----   ------   ------   -----   -----   -----    -----   ------   ------
Interest Earned               1,069    1,100                                                       --       --     1,069    1,100
Investment Income                --       --     341     292       9        7                      (5)      (6)      345      293
Premiums,Fees and
  Parliamentary
Appropriations                   --       --     915     797      32       25    2,069   1,909     --       --     3,016    2,731
                             ------   ------   -----   -----     ---      ---    -----   -----    ---     ----    ------   ------
Total Revenues                1,069    1,100   1,256   1,089      41       32    2,069   1,909     (5)      (6)    4,430    4,124
                             ------   ------   -----   -----     ---      ---    -----   -----    ---     ----    ------   ------
Interest Expense              1,004    1,048                                                       (5)      (6)      999    1,042
Operating Expenses               25       20     128     118       5        5       97      81     --       --       255      224
Housing Programs,
Net Claims and
Other Expenses                  (13)       2     214     175      (4)      (1)   1,972   1,828     --       --     2,169    2,004
                             ------   ------   -----   -----     ---      ---    -----   -----    ---     ----    ------   ------
Total Expenses                1,016    1,070     342     293       1        4    2,069   1,909     (5)      (6)    3,423    3,270
                             ------   ------   -----   -----     ---      ---    -----   -----    ---     ----    ------   ------
Income Taxes                     18       16     312     283      10       11                                        340      310
Net Income                       35       14     602     513      30       17                                        667      544
                             ======   ======   =====   =====     ===      ===                     ===     ====    ======   ======
Direct Lending Loans          8,724    8,938                                                       --       --     8,724    8,938
Other Loans and
Investments in
Housing Programs              5,370    5,663                                                       --       --     5,370    5,663
Investments in
Securities                      812      352   6,245   5,192     185      136                     (51)     (95)    7,191    5,585
Other Assets                  1,725    1,301   1,935   1,976      45       47                     (22)      (8)    3,683    3,316
                             ------   ------   -----   -----     ---      ---                     ---     ----    ------   ------
Total Assets                 16,631   16,254   8,180   7,168     230      183                     (73)    (103)   24,968   23,502
                             ------   ------   -----   -----     ---      ---                     ---     ----    ------   ------
Capital Market
Borrowings                   10,244   10,242                                                      (51)     (95)   10,193   10,147
Government of Canada
Borrowings                    5,232    5,474                                                       --       --     5,232    5,474
Unearned Premiums and Fees                     3,863   3,575     102       74                      --       --     3,965    3,649
Other Liabilities             1,039      457   2,080   1,958       5       16                     (22)      (8)    3,102    2,423
                             ------   ------   -----   -----     ---      ---                     ---     ----    ------   ------
Total Liabilities            16,515   16,173   5,943   5,533     107       90                     (73)    (103)   22,492   21,693
                             ------   ------   -----   -----     ---      ---                     ---     ----    ------   ------
Equity                          116       81   2,237   1,635     123       93                                      2,476    1,809
                             ------   ------   -----   -----     ---      ---                     ---     ----    ------   ------

19. RELATED PARTY TRANSACTIONS

The Corporation is related in terms of common ownership to all Government of Canada departments, agencies and Crown corporations. The Corporation enters into transactions with certain of these entities in the normal course of business. All material related party transactions are either disclosed below or in relevant notes.

The interest expense related to Borrowings from the Government of Canada is $488 million (2002 -- $506 million).

In exchange for real estate transferred to Canada Lands Company CLC Limited in 1998 and 1999, the Corporation holds notes receivable at 7.35% due by 2014. The amount due to the Corporation is $38 million (2002 -- $36 million) including accrued interest.

20. COMMITMENTS AND CONTINGENT LIABILITIES

a) Commitments outstanding for Loans and Investments in Housing Programs, net of forgiveness, amounted to $53 million at 31 December 2003 (2002 -- $45 million). These outstanding commitments pertain to social housing loans which are normally advanced within a two-year period.

b) Total remaining contractual financial obligations for Housing Programs extend for periods up to 35 years.

Estimated obligations are as follows:

                                                                                        2009AND
(IN MILLIONS OF DOLLARS)                  2004     2005     2006     2007     2008     THEREAFTER
------------------------                  -----    -----    -----    -----    -----    ----------
                                          1,789    1,736    1,717    1,705    1,696      23,687

c) There are legal claims of $22 million (2002 -- $23 million) against the Corporation. Due to the uncertainty of the outcome of these claims, no provision for loss has been recorded.

21. COMPARATIVE FIGURES

Comparative figures have been reclassified to conform to the 2003 financial statement presentation.